Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is an agreement between Atmos Energy Corporation (including its affiliates, successors and assigns, “Atmos Energy”), and Bret J. Eckert (the “Executive”). The “Effective Date” of this Agreement shall be the 8th day after this Agreement has been signed by Executive and the expiration of the cancellation period described in paragraph 13.

In consideration of the mutual agreements contained herein, the parties agree as follows:

1.Employment Separation. Executive’s employment with Atmos Energy as Senior Vice President and Chief Financial Officer will end as of February 1, 2017 (“Separation Date”).

2.Separation Pay and Benefits. Subject to this Agreement becoming effective and irrevocable, Atmos Energy agrees to provide Executive the following separation benefits, which Executive acknowledges he would not otherwise receive.

a.Separation Payment. Atmos Energy will pay Executive a Separation Payment of $2,600,000.00 less required taxes and customary withholding.

b.COBRA Continuation. If Executive elects COBRA continuation coverage under the Atmos Energy medical plan, then Atmos Energy agrees to pay the same portion of Executive’s premiums for such coverage as the portion of said premiums that Atmos Energy is paying for active employees of Atmos Energy until the earlier of: (i) 18 months following the Separation Date, (ii) the date Executive becomes eligible for coverage under the medical plan of another employer of Executive, regardless of whether Executive elects to be covered by such medical plan, or (iii) the date Executive’s continuation coverage under the Atmos Energy medical plan otherwise terminates. Thereafter, if Executive is eligible and wishes to continue his continuation coverage and the maximum applicable continuation coverage period has not expired, Executive may continue such coverage, provided, however, Executive shall be solely responsible for payment of the entire premium for such coverage.

c.Financial Planning. Executive will be entitled to the Atmos Energy Financial Planning Benefit for tax years 2016 and 2017.

d.Outplacement. Atmos Energy will provide Executive with participation in the Atmos Energy’s outplacement program for a period of six months free of charge.

e.Withholding and Taxes. Executive understands and agrees that all payments made under this Agreement will be subject to required taxes and customary withholdings and shall be paid on the later of the Separation Date or Effective Date, by wire transfer of immediately available funds to an account designated by Executive. Except as set forth below, Executive assumes full responsibility to state and federal taxing authorities for any tax consequences, including interest and penalties, regarding employee or income taxes arising out of the payments to him set forth in this Agreement. Executive further agrees to indemnify Atmos Energy, its officers, directors, agents, employees, subsidiary companies, successors, assigns, representatives and agents for any and all investigations or liabilities imposed by any taxing authority due to Executive’s failure to properly report and pay any taxes due.

3.Coordination with SERP and Other Benefits. The Parties agree that Executive does not waive any rights or claims to benefits available under the Atmos Energy Corporation Supplemental Executive Retirement Plan (SERP), the Atmos Energy Retirement Savings Plan (RSP) and the Time Off Policy (PTO). With the exception of the SERP, RSP, and PTO, it is expressly understood that the Separation Payment includes full and complete satisfaction of all amounts due to Executive as a result of his employment with the Company and the separation therefrom.

4.Cooperation.  Executive agrees, upon Atmos Energy’s reasonable request, to cooperate in any investigations and/or litigations, claims, or other disputed matters regarding events that occurred during Executive’s employment with Atmos Energy. Executive will be entitled to indemnity by Atmos Energy with respect to any claims asserted against Executive in the future by any third party in accordance with the terms and extent of any indemnity obligations in effect at the time to any former officer. If Atmos Energy requests Executive’s assistance under this paragraph 4, Atmos Energy will compensate Executive at the rate of $500 per hour and will reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in the performance of his obligations under this paragraph 4. The obligations of Executive set forth in this paragraph 4 will terminate two (2) years after the Effective Date.

5.Mutual Release. There are various local, state, and federal statutory and common laws that may apply and/or relate to Executive’s employment with Atmos Energy. Executive understands that, among other things, these laws prohibit employment discrimination on the basis of age, color, race, gender, sexual reference/orientation, marital status, national origin, mental or physical disability, religious affiliation, veteran status, or other protected classification, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (EEOC), Department of Labor, and state human rights, wage and hour and fair employment practices agencies.

Such laws include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (FLSA), federal and state whistleblower laws, federal and state leave laws, including the Family and Medical Leave Act (FMLA), federal and state anti-discrimination and other laws, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (ERISA) (excluding COBRA), 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification (WARN) Act, the Equal Pay Act, the Americans with Disabilities Act (ADA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act (OSHA), the Sarbanes-Oxley Act of 2002 (SOX) and any other federal or state employment laws, as each may be amended from time to time.

By signing this Agreement, Executive releases Atmos Energy, and its respective directors, officers, representatives, agents and employees, and any of Atmos Energy's successors or predecessors, affiliates, or related companies (collectively referred to as "Releasees") from any and all claims, known or unknown, including claims for attorneys' fees and costs with respect to, or arising out of, Executive’s employment or termination of employment with

Atmos Energy. In so doing, Executive agrees to give up any rights he may have under any laws that may apply to his employment or termination of employment with Atmos Energy except those described in paragraph 3, above, and paragraph 6 below.
Executive understands that he is giving up all statutory, common law or contract claims and rights, including those that Executive is not currently aware of and those not mentioned in this Agreement, up to and through the date that Executive signs and delivers this Agreement to Atmos Energy. Executive acknowledges and agrees that Atmos Energy has fully satisfied any and all obligations owed to him arising out of his employment with or termination from Atmos Energy, and no further sums or benefits are owed to him by Atmos Energy or by any of the other Releasees at any time.

Atmos Energy, in return for Executive signing this Agreement, hereby mutually releases, acquits and forever discharges Executive from any and all claims, known or unknown, including claims for attorneys' fees and costs with respect to, or arising out of, Executive’s employment or termination of employment with Atmos Energy. Atmos Energy understands that Atmos Energy is giving up all statutory, common law or contract claims and rights, including those that Atmos Energy is not currently aware of and those not mentioned in this Agreement, up to and through the date that Executive signs and delivers this Agreement to Atmos Energy. Atmos Energy acknowledges and agrees that Executive has fully satisfied any and all obligations owed to Atmos Energy arising out of Executive’s employment with or termination from Atmos Energy.

6.Activities Not Covered. Executive understands that this Agreement does not prohibit or prevent Executive from filing a charge or participating, testifying or assisting in investigations, hearings or other proceedings conducted by the EEOC, the NLRB, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent provided by law, Executive does give up all rights to recover or receive individual damages, money, or other personal benefits as a result of such charge, investigation or proceeding.

Nothing in this Agreement prohibits Executive from a) reporting possible violations of law (including securities laws) to any government agency, including to the U.S. Congress, Department of Justice, Securities and Exchange Commission or Inspector General; b) making disclosures protected under federal whistleblower laws; or c) otherwise fully participating in any federal whistleblower programs.

7.Agreement Not to Sue. Executive agrees not to sue Atmos Energy with respect to claims Executive has released in this Agreement. If Executive does, Executive agrees to pay Atmos Energy's reasonable legal fees to the extent permitted by law. Atmos Energy agrees not to sue Executive with respect to claims Atmos Energy has released in this Agreement. If Atmos Energy does, Atmos Energy agrees to pay Executive’s reasonable legal fees to the extent permitted by law.

8.Non-Admission. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right. Atmos Energy and Executive acknowledge that each has willingly entered into this Agreement.

9.Review by Counsel. Executive acknowledges that he is advised to discuss this Agreement and the effect of same with legal counsel of his own choosing and at his own expense,

that he has had a reasonable time to review this Agreement that he fully understands all the provisions of the Agreement and is voluntarily entering into this Agreement.

10.Confidential and Privileged Information. Executive understands that after the Separation Date, Executive will continue to be bound by his professional and other obligations and promises to the Company. Within five (5) days after the later of the Separation Date or Effective Date, Executive shall deliver to Atmos Energy all originals and copies of non-public documents, notes, memoranda or any other written materials that relate or refer to Atmos Energy.

Executive will not disclose to any third party attorney-client privileged information or non-public Company information. Attorney-client privileged information may never be disclosed absent a written waiver of the privilege by Atmos Energy as to the specific communications. Executive further promises that he will not disclose Atmos Energy’s confidential information including, financial, legal or business information. The Executive agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into Executive’s possession from time to time during his employment by Atmos Energy is deemed to be confidential and proprietary to Atmos Energy. Executive understands that this paragraph shall not apply to information that is known in the industry or disclosed by Atmos Energy or is required to be disclosed by valid legal process, provided, however, that prior to any such disclosure, if reasonably practicable, the Executive must first notify Atmos Energy and cooperate with Atmos Energy (at Atmos Energy’s expense) in seeking a protective order.

11.Enforceability of Agreement. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the applicable law, the rest of the Agreement shall continue to apply.

12.Other Agreements. If any provision of any agreement, plan, policy, or other written document between or relating to Executive and Atmos Energy conflicts with any express provision of this Agreement, the provision of this Agreement will control. In deciding to sign this Agreement, Executive is not relying on any statements or promises except those found in this Agreement.

13.Time to Consider and Cancel. Executive understands that, pursuant to the Older Workers Benefit Protection Act of 1990, (OWBPA), Executive has the right to consult an attorney at his own expense before signing this Agreement, and Atmos Energy has advised Executive to consult an attorney; Executive has at least twenty-one days from the date Executive received this Agreement to consider the Agreement before signing it. Executive may change his mind and cancel the Agreement within seven calendar days after signing it, and the Agreement shall not go into effect until then. Executive agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one day consideration period. If Executive decides to cancel this Agreement, Executive understands that Atmos Energy must receive written notice of Executive’s decision directed to the General Counsel’s attention before the seven-day period expires.

14.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

15.Executive’s Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his designee, or if there is no such designee, to his estate.

16.Publicity. The Parties will consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement and shall not make or issue any such publication or press release prior to such consultation and without the prior written consent of the other Party except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by law, any listing agreement with any securities exchange or any securities exchange regulation.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be deemed performable by all Parties in Dallas County, Texas and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Each of the Parties has caused this Agreement to be executed as of the day and year indicated below.

Atmos Energy Corporation

By: /s/ KIM R. COCKLIN Date: 1/17/2017
Name: Kim R. Cocklin
Title: Chief Executive Officer

By: /s/ BRET J. ECKERT Date: 1/17/2017
Bret J. Eckert